Exhibit 10.2

TITAN MACHINERY INC.

Description of Executive Bonus Plan

Titan Machinery Inc.’s Executive Bonus Plan (the “Plan”) is designed to reward executive officers for achievement of performance relating to Titan’s goals and achievement of personal goals annually set by the Compensation Committee.

Our Chief Executive Officer and President-Chief Financial Officer may earn a potential bonus of up to 200% of his or her base salary in a fiscal year and each other named executive officer may earn a potential bonus of up to 70% of his or her base salary depending on such person’s position.  The Plan provides that 40% of the eligible bonus for our named executive officers is based upon achievement of Titan’s annual pre-tax net income goal, 20% is based on achievement of Titan’s annual total sales goal and 20% is based on Titan’s annual return on assets goal.  The remaining 20% of the eligible bonus is based upon achievement of personal position-specific goals approved by the Compensation Committee after consultation with the named executive officers.  The personal position-specific goals for the named executive officers may relate to respective department personnel development, execution of strategies related to acquisitions, real estate, financing and investments, internal and external reporting, or implementation of unique position-specific projects that may vary annually.

The annual bonus will be paid 100% in cash.